Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact
April 21, 2004	Roger J. Klatt (281) 230-6732

GUNDLE/SLT ENVIRONMENTAL, INC.

ANNOUNCES FIRST QUARTER 2004 RESULTS

HOUSTON (April 21, 2004) – Gundle/SLT Environmental, Inc. (NYSE: GSE), a leading global provider of geosynthetic lining solutions, products and services, today announced results for the first quarter 2004.

For the first quarter ended March 31, 2004, GSE reported net loss of $3.0 million or $0.26 per share, compared to net loss of $1.7 million or $.15 per share last year. Revenue for the first quarter of 2004 was $35.6 million, down compared to $39.1 million for the first quarter of last year. Backlog at March 31, 2004 was $137 million compared to $139 million at March 31, 2003.

Samir Badawi, chairman, president and chief executive officer, said, “Because of the seasonal nature of our business, this is typically a loss quarter for the company. However, this is also typically a strong quarter for incoming orders. We are particularly pleased that our orders were $132 million during the first quarter compared to $134 million for the same quarter last year when we believe there was early ordering to beat price increases. Based on bidding activity and incoming orders, we believe 2004 order activity will be stronger this year than last year.”

For the three months ended March 31, 2004, sales and operating revenue was $35.6 million compared with $39.1 million for the same period last year. While U.S. units shipped were up 2.5%, sales and operating revenue of $16.3 million was 10.0% lower than the same period last year. The starting of fewer installation jobs in the U.S. caused 2004 service revenues to be 44.0% lower than in the first quarter of 2003. This was primarily in the Company’s national accounts where both orders and backlog are up at the end of March. Foreign sales and operating revenue was $19.3 million, 8.0% lower than last year. Foreign units shipped were down by 7.7% primarily due to the timing of shipments to South America. Foreign currency translation enhanced 2004 foreign sales and operating revenue by approximately $1.7 million.

Gross profit for the quarter was $4.5 million, or 7.4% lower than the prior year. Gross profit, as a percentage of sales and operating revenue, increased slightly to 12.6% from 12.4% last year. Foreign currency translation increased 2004 gross profit by approximately $200,000.

Selling, general and administrative (SG&A) expenses were $7.9 million compared with $7.6 in the first quarter of 2003, a 3.5% increase. Increased cost was primarily due to approximately $230,000 unfavorable foreign currency translation effect and $391,000 of transaction costs associated with the proposed merger.

GUNDLE/SLT FIRST QUARTER 2004 RESULTS – PAGE 2

Interest expense of $1,519,000 was significantly more than last year’s $644,000. This year’s cost includes a prepayment fee of $690,600 and the write-off of deferred financing costs of $735,000 as a result of paying off all of the Company’s Transamerica debt in January, 2004.

On December 31, 2003, the Company entered into a Plan and Agreement of Merger with an affiliate of Code Hennessy & Simmons. Mr. Badawi said, “The closing conditions to the merger are moving along well. A special meeting of the stockholders is scheduled for May 11, 2004 for the purpose of approving and adopting the merger with closing planned on May 18, 2004.”

GSE has scheduled a conference call on April 22, 2004 at 10:00 a.m. (ET) to discuss the first quarter 2004 results. The call will be webcast live on the internet at:

http://www.gseworld.com

A replay of the conference call, together with the financial and statistical information contained in the call, will be available on our website as noted above, investor relations page, beginning immediately after conclusion of the call.

Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture.

* * * *

This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.

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GUNDLE/SLT FIRST QUARTER 2004 RESULTS - PAGE 3

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)

(in thousands except per share data)

	THREE MONTHS ENDED MARCH 31,
	2004	2003
Sales	$35,649	$39,119
Cost of Sales	31,156	34,269

Gross Profit	4,493	4,850
% of Sales	12.6%	12.4%

Selling, General and Administrative Expenses	7,908	7,641
Expenses Related To The Serrot Acquisition	0	73

Operating Loss	(3,415)	(2,864)

Other Income Expenses:
Interest Expense	1,519	644
Interest Income	(137)	(102)
Foreign Exchange (Gain) Loss	215	(258)
Minority Interest	11	(50)
Other (Income) Expense, Net	(144)	(454)

Loss Before Income Tax	(4,879)	(2,644)
Income Tax Benefit	(1,854)	(926)

Net Loss	$(3,025)	$(1,718)

Basic and Diluted Net Loss Per Common Share	$(0.26)	$(0.15)

Weighted Average Common Shares Outstanding
Basic and Diluted	11,539	11,458

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GUNDLE/SLT FIRST QUARTER 2004 RESULTS - PAGE 4

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	MAR. 31, 2004	DEC. 31, 2003
	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$21,034	$47,899
Accounts Receivable, Net	35,290	46,560
Contracts in Progress	2,790	711
Inventory	42,645	33,231
Deferred Income Taxes	7,092	5,587
Other Current Assets	4,531	604

Total Current Assets	113,382	134,592

Property, Plant and Equipment, Net	32,681	33,131
Excess of Purchase Price Over Fair Value of Assets Acquired, Net	23,384	23,365
Restricted Cash	18,056	18,056
Deferred Income Taxes	2,072	2,127
Other Assets	2,452	2,232

	$192,027	$213,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$32,388	$33,013
Advance Billings on Contracts	2,239	2,781
Current Portion of Long-term Debt	0	4,914
Income Taxes Payable	464	1,432
Short-term Debt	87	0

Total Current Liabilities	35,178	42,140

Long-term Debt	0	11,808
Other Liabilities	1,404	1,189
Minority Interest	1,219	1,209
Stockholders’ Equity	154,226	157,157

	$192,027	$213,503